Exhibit 10.28
Director Compensation

RESOLUTION OF THE
BOARD OF DIRECTORS OF
PG&E CORPORATION

February 20, 2008

WHEREAS, the Board of Directors has previously approved a compensation program for the non-employee directors of this corporation; and

WHEREAS, the Board of Directors desires to clarify and restate the application of the compensation program for non-employee directors, in light of (1) the division of the PG&E Corporation Nominating, Compensation, and Governance Committee into two separate committees – a Compensation Committee and a Nominating and Governance Committee – effective January 1, 2008, and (2) changes to the process by which the Board of Directors selects its lead director, effective January 1, 2008;

NOW, THEREFORE, BE IT RESOLVED that, effective as of January 1, 2007, directors who are not employees of this corporation or Pacific Gas and Electric Company (“non-employee directors”) shall be paid a retainer of $12,500 per calendar quarter, which shall be in addition to fees paid for attendance at Board and Board committee meetings; and

BE IT FURTHER RESOLVED that, effective as of January 1, 2007, the non-employee director who serves as lead director shall be paid an additional retainer of $12,500 per calendar quarter; and

BE IT FURTHER RESOLVED that, effective as of January 1, 2008, the non-employee director who is duly appointed to chair the Audit Committee of this Board shall be paid an additional retainer of $12,500 per calendar quarter, and the non-employee directors who are duly appointed to chair the other permanent committees of this Board shall be paid an additional retainer of $1,875 per calendar quarter; provided, however, that a non-employee director duly appointed to chair a permanent committee of this Board shall not be paid an additional retainer for any calendar quarter during which such director also serves as lead director; and

BE IT FURTHER RESOLVED that, effective as of January 1, 2007, non-employee directors shall be paid a fee of $1,750 for each meeting of the Board and for each meeting of a Board committee attended; provided, however, that non-employee directors who are members of the Audit Committee shall be paid a fee of $2,750 for each meeting of the Audit Committee attended; and

BE IT FURTHER RESOLVED that any non-employee director may participate in a Directors’ Voluntary Stock Purchase Program by instructing the Corporate Secretary to withhold an amount equal to but not less than 20 percent of his or her meeting fees and/or quarterly retainers for the purpose of acquiring shares of this corporation’s common stock on behalf of said director, provided that once a non-employee director has so instructed the Corporate Secretary, said director may not modify or discontinue such instruction for at least 12 calendar months; and

BE IT FURTHER RESOLVED that non-employee directors shall be eligible to participate in the PG&E Corporation 2006 Long-Term Incentive Plan under the terms and conditions of that Plan, as adopted by this Board of Directors and as may be amended from time to time; and

BE IT FURTHER RESOLVED that members of this Board shall be reimbursed for reasonable expenses incurred in attending Board or committee meetings; and

BE IT FURTHER RESOLVED that, effective as of January 1, 2008, the resolution on this subject adopted by the Board of Directors on December 20, 2006 is hereby superseded.